Exhibit 99.1

From:

Xponential, Inc.

6400 Atlantic Boulevard, Suite 190

Norcross, Georgia 30071

Company Contact: Dwayne Moyers,

(817) 731-9559

For Immediate Release

Xponential, Inc Reports Net Income of $112,000 or $0.03 per share for the Quarter Ended September 30, 2004

NORCROSS, Georgia (November 15, 2004) – Xponential, Inc. (OTCBB:XPOI) today reported net income of $112,000 ($0.03 per diluted common share) for the three months ended September 30, 2004, its first quarter of fiscal 2005.

Operating income for the first quarter of fiscal 2005 totaled $103,000, compared to $32,000 for the comparative 2004 quarter.

Total revenues for the quarter totaled $4,645,000, compared to $4,984,000 for the comparative 2004 quarter, a decrease of 6.8%.  Gross profit increased to $2,315,000 for the 2005 quarter, compared to $2,302,000 for the comparable 2004 quarter.

The Company’s wholly-owned subsidiary, PawnMart ,Inc., generated store profitability of $894,000, EBITDA of $420,000, and net income before taxes of $240,000 for the first quarter of 2005.

Interest and dividend income was negatively impacted due to a $4,428,379 investment in the common stock of American IronHorse Motorcycle Company, Inc., from which the Company receives no current income. The funds were previously invested in interest and dividend bearing securities. Xponential, Inc. currently owns 13.9% of the common stock of American IronHorse.  Management believes that this investment will create long term shareholder value if American IronHorse continues to grow and increases in value.

Mr. Dwayne Moyers, Chairman and Chief Executive Officer, said “The first quarter results in our pawn operations exceeded our expectations.  We changed our lending strategies in the final quarter of fiscal 2004 and are beginning to see the results.”

Xponential, Inc., through its wholly-owned subsidiary PawnMart, Inc., provides secured non-recourse loans in 26 stores located in Georgia and North Carolina.

Forward-Looking Statements

This release may contain forward-looking statements about the business, financial condition and prospects of Xponential, Inc.  Forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “exploring,” or other variations thereon, or comparable terminology, or by discussions of strategy.  Security holders are cautioned that such forward-looking statements involve risks and uncertainties.  The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstance on which any such statement is based.  Certain factors that may affect the Company’s future results are difficult to predict and many are beyond the control of the Company, but may include changes in regional, national or international economic conditions, the ability to maintain favorable banking relationships as it relates to short-term lending products, changes in governmental regulations, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, future business decisions, and other uncertainties.

Xponential, Inc. is currently trading under the symbol XPOI on the OTC Bulletin Board.

For information contact Dwayne Moyers, Chief Executive Officer, at 817-731-9559 or Robert Schleizer, Chief Financial Officer, at 877-305-4300.